Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Oil States International, Inc. 2018 Equity Participation Plan of our report dated February 12, 2018, relating to the consolidated financial statements of GEODynamics, Inc. and subsidiaries as of and for the years ended December 31, 2017 and 2016, which appears in Exhibit 99.1 of Oil States International, Inc.’s Current Report on Form 8-K/A dated February 20, 2018 (File No. 001-16337).

/s/ Weaver and Tidwell, L.L.P.

Fort Worth, Texas
May 16, 2018